EX 99.28 (h)(1)(vii)

Amendment to
Amended and Restated Administration Agreement
Between Curian Variable Series Trust and
Curian Capital, LLC

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company (“Administrator”), and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Trust and the Administrator entered into an Amended and Restated Administration Agreement effective as of March 1, 2012, as amended (“Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Trust and the Administrator have agreed to amend the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Section 15, “Term of Agreement,” is deleted and replaced in its entirety with the following:

15.  Term of Agreement

The term of this Agreement shall begin on the date first above written with respect to each Fund listed in Schedule A on the date hereof and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect two years from the date thereof.  With respect to each Fund added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution.  Thereafter, in each case this Agreement shall continue in effect with respect to each Fund from year to year through December 31st, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance with respect to a Fund is approved at least annually by vote or written consent of the Trustees, including a majority of the Trustees who are not interested persons of either party hereto (“Disinterested Trustees”); and provided further, that neither party has terminated the Agreement in accordance with Section 17.  The Administrator shall furnish any Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.  Sections 11, 12 and 13 herein shall survive the termination of this Agreement.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed as of December 9, 2013, effective as of December 31, 2013.

Curian Variable Series Trust		Curian Capital, LLC

By:	/s/ Angela R. Burke	By:	/s/ Michael A. Bell
Name:	Angela R. Burke	Name:	Michael A. Bell
Title:	Assistant Secretary	Title:	President and CEO